Exhibit 99.5

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of August 3, 2010 (this “Agreement”), is entered into by and between Hanwha Chemical Corporation, a Korean company (the “Purchaser”) and Yonghua Solar Power Investment Holding Ltd., a British Virgin Islands company (the “Seller”).

RECITALS

WHEREAS, the Seller owns 38,634,750 of the issued and outstanding Ordinary Shares, par value $0.0001 per share (the “Ordinary Shares”), of Solarfun Power Holdings Co. Ltd., an exempted company incorporated in the Cayman Islands (the “Company”);

WHEREAS, the Seller wishes to sell 38,634,750 Ordinary Shares (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations, conversions, and other similar transactions after the date of this Agreement and prior to the Closing, the “Shares”) to the Purchaser, and the Purchaser wishes to purchase such Ordinary Shares from the Seller on the terms and subject to the conditions and for the consideration described in this Agreement;

WHEREAS, the Purchaser is, contemporaneously with the execution and delivery of this Agreement, entering into a share purchase agreement with the Company (the “Company Purchase Agreement”), pursuant to which the Company agrees, among other things, to sell an aggregate of 36,455,089 Ordinary Shares to the Purchaser on the terms and conditions set forth in the Company Purchase Agreement;

WHEREAS, the Purchaser is, contemporaneously with the execution and delivery of this Agreement, entering into a share purchase agreement (the “Good Energies Purchase Agreement”) with Good Energies II LP (“Good Energies”) pursuant to which Good Energies agrees, among other things, to sell an aggregate of 126,812,755 Ordinary Shares (including Ordinary Shares represented by an aggregate of 1,281,011 American Depositary Shares (as defined below)) to the Purchaser on the terms and conditions set forth in the Good Energies Purchase Agreement; and

WHEREAS, the Purchaser is, contemporaneously with the execution and delivery of this Agreement, entering into a share purchase agreement (the “YongWang Silicon Purchase Agreement”) with H.K. Huaerli Business Trading Co., Ltd. (“Huaerli”) pursuant to which Huaerli agrees, among other things, to sell an aggregate of 116,499,999 shares of the issued and outstanding ordinary shares of Hong Kong YongWang Silicon Investment Co., Ltd. (“YongWang Silicon”) to the Purchaser on the terms and conditions set forth in the YongWang Silicon Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided that for purposes of this Agreement, the parties agree that the Company and its subsidiaries shall be deemed not to be “Affiliates” of the Seller.

“Agreement” has the meaning given in the preamble of this Agreement.

“American Depositary Shares” means the issued and outstanding American Depositary Shares of the Company, each representing five (5) Ordinary Shares (as amended or modified from time to time), and any other class of securities into which such securities may hereafter be reclassified or changed.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the People’s Republic of China, Hong Kong, Seoul, the Republic of Korea or the Cayman Islands are authorized or required by law or other governmental action to close.

“Circular 698” means the “Notice on Strengthening the Administration of Enterprise Income Tax on Incomes from Non-resident Enterprises’ Equity Transfers, Guo Shui Han [2009] No. 698” promulgated on December 10, 2009 by the State Administration of Taxation of the People’s Republic of China.

“Closing” has the meaning given in Section 2.2.

“Closing Date” has the meaning given in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning given in the recitals to this Agreement.

“Company Purchase Agreement” has the meaning given in the recitals to this Agreement.

“Competition Approvals” means all Consents of, with or to any Governmental or Regulatory Authority in relation to anti competition laws, including the direct investment reports, business combination reports, merger control review and other filings, as applicable, with the Korea Fair Trade Commission and the German Federal Cartel Office, and the clearance of the foreign direct investment report pursuant to the Foreign Exchange Transaction Act of Korea and regulations thereunder.

“Consent” means any consent, approval, authorization, novation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental or Regulatory Authority.

“Dispute” has the meaning given in Section 8.7(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Good Energies” has the meaning given in the recitals to this Agreement.

“Good Energies Purchase Agreement” has the meaning given in the recitals to this Agreement.

“Governmental Approval” means any Consent of, with or to any Governmental or Regulatory Authority.

“Governmental or Regulatory Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, any self-regulatory organization or any other instrumentality of any jurisdiction in which a Person conducts business or operations.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Huaerli” has the meaning given in the recitals to this Agreement.

“ICC” has the meaning given in Section 8.7(b).

“ICC Rules” has the meaning given in Section 8.7(b).

“Knowledge of the Seller” means the actual knowledge of Yonghua Lu after making due inquiry of the President and Chief Financial Officer of the Company.

“Law” means any federal, state, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule, regulation, Order, code, governmental restriction or other legally binding requirement.

“Lease” has the meaning given in Section 3.12.

“Leased Real Property” means the parcels of real property of which the Company or any of its subsidiaries is the lessee or sublessee (together with all fixtures and improvements thereon).

“Lien” means any pledge, hypothecation, right of others, claim, charge, security interest, encumbrance, adverse claim or interest, option, lien, put or call right, right of first offer or refusal, voting right, preemptive right, restrictions on transfer (other than arising under any applicable securities Laws) or other similar restrictions.

“Order” means any judgment, order, administrative order, writ, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any Governmental or Regulatory Authority.

“Ordinary Shares” has the meaning given in the recitals to this Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), the memorandum and articles of association, constitution, certificate of incorporation, articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Person (in each case, as amended through the date of this Agreement).

“Outside Date” has the meaning given in Section 7.1(a).

“Permitted Transferee” means any (i) wholly-owned Affiliate of the Purchaser, or (ii) Affiliate of the Purchaser that is majority owned by the Purchaser, provided that the interests in the Affiliate that are not held by the Purchaser are held by Affiliates of the Purchaser.

“Person” means an individual or corporation, company, exempted company, firm, general or limited partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or Governmental or Regulatory Authority or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or other legal proceeding (including, without limitation, a partial proceeding, such as a deposition).

“Purchase Price” means an amount equal to $89,632,620.

“Purchaser” has the meaning given in the preamble of this Agreement.

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial and other advisers, representatives, consultants, directors, officers, employees, shareholders, partners, members and agents.

“SEC Reports” means all material reports, schedules, forms, statements and other documents required to be filed by the Company with the Commission under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) under the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) and including the exhibits thereto, documents incorporated by reference therein and any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required, which shall, without limiting the foregoing, include the Company’s Annual Reports on Form 20-F, as amended; provided that, with respect to the Company’s Current Reports on Form 6-K, SEC Reports shall only mean the Company’s Current Reports on Form 6-K and amendments thereto furnished with the Commission on August 27, 2008 (furnished at approximately 9:07 a.m. Eastern Standard Time), December 2, 2008, March 25, 2008, May 20, 2009, August 18, 2009, August 19, 2009, September 17, 2009, November 18, 2009, March 5, 2010, May 28, 2010 and July 1, 2010.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning given in the preamble of this Agreement.

“Shares” has the meaning given in the recitals to this Agreement.

“Shares” has the meaning given in the recitals to this Agreement.

“Transfer Instrument” means the instrument of transfer substantially in the form set forth on EXHIBIT A hereto.

“YongWang Silicon” has the meaning given in the recitals of this Agreement.

“YongWang Silicon Purchase Agreement” has the meaning given in the recitals of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase of the Shares. On the terms and subject to the conditions hereof, at the Closing, the Seller shall sell the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Seller.

2.2 Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place remotely by facsimile transmission or other electronic means as the Purchaser and the Seller may agree, concurrently with, and on the same date as, the closing of the sale of (i) the Ordinary Shares by the Company to the Purchaser pursuant to the Company Purchase Agreement, (ii) the Ordinary Shares by Good Energies to the Purchaser pursuant to the Good Energies Purchase Agreement, and (iii) the ordinary shares of YongWang Silicon by Huaerli to the Purchaser pursuant to the YongWang Silicon Purchase Agreement, or on such other date or time as the Purchaser and the Seller may agree to in writing (the “Closing Date”). At the Closing:

(a) the Seller shall deliver or cause to be delivered the share certificate for 38,634,750 Ordinary Shares in the name of the Seller to the Purchaser, or to any Permitted Transferee designated by the Purchaser to receive such Shares pursuant to Section 8.5, accompanied by the Transfer Instrument made in favor of the Purchaser (or to any Permitted Transferee designated by the Purchaser to receive such Shares pursuant to Section 8.5), free and clear of any Liens.

(b) against satisfaction of Section 2.2(a), the Purchaser shall (i) pay or cause to be paid the Purchase Price to the Seller by delivering the relevant funds via wire transfer to the account designated by the Seller, and (ii) execute the Transfer Instrument;

(c) contemporaneously upon receipt of payment of the Purchase Price for the Shares by the Purchaser to the Seller, the Seller shall instruct a director or the secretary of the Company to cancel the Seller’s share certificate issued in relation to the Shares, update the register of members of the Company to record the Purchaser as the registered holder of the Shares and issue a new share certificate in the name of the Purchaser; and

(d) the Seller and the Purchaser shall each deliver all other certificates required to be delivered by such party on the Closing Date pursuant to Article VI.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

3.1 Authorization; Binding Effect. The Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full right, company power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The Seller has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

3.2 Title to Shares. The Seller is the lawful owner of the Shares with good and marketable title thereto, and the Seller has the right to sell, assign, convey, transfer and deliver the Shares and all rights and benefits incident to the ownership thereof. Such rights and benefits are transferrable by the Seller to the Purchaser, free and clear of all Liens. Other than the Shares, neither the Seller nor any of its Affiliates owns, beneficially or otherwise, any other share capital or equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such share capital or equity security issued. The purchase and sale of the Shares as contemplated herein will (a) pass good and marketable title to the Shares to the Purchaser, free and clear of all Liens, and (b) convey, free and clear of all Liens, any and all rights and benefits incident to the ownership of such Shares.

3.3 Information. The Seller has and had access to such reports, statements and announcements publicly released or published by the Company as shall have been reasonably necessary for the Seller to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Seller has such knowledge and experience in financial and business matters as to enable the Seller to make an informed decision with respect to the Seller’s sale of the Shares. The Seller has independently evaluated the merits of its decision to sell the Shares pursuant to this Agreement, such decision has been independently made by the Seller, and the Seller confirms that it has only relied on the advice of its own business and/or legal counsel in making such decision. In connection with such sale, the Seller has not requested or received from the Purchaser or any of the Purchaser’s Affiliates or Representatives any information or other material concerning the Company or the Shares and is not relying on the Purchaser or any of the Purchaser’s Affiliates or Representatives (including, without limitation, any act, representation or warranty by the Purchaser or any of the Purchaser’s Affiliates or Representatives except for such representations and warranties of the Purchaser made under Article IV) in any respect in making its decision to make such sale.

3.4 Governmental Approvals. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby: (a) do not require any Governmental Approvals, other than any Competition Approvals and filings pursuant to the Exchange Act and Circular 698, and (b) will not result in the creation of any Liens with respect to the Shares.

3.5 Directed Selling Efforts. The Seller is not selling the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. The Shares were originally acquired from the Company and fully paid for by the Seller for its own account and not with a view toward, or for sale in connection with, any distribution, resale or public offering of the Shares or any part thereof in violation of the Securities Act. Neither the Seller, nor any of its Affiliates nor any person acting on its or their behalf has engaged, or will engage, in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Shares.

3.6 No Conflicts. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) (a) the Organizational Documents of the Seller, (b) any Law or Order to which the Seller or any of its properties or assets is subject, (c) the Organizational Documents of the Company, or (d) any contract, agreement or other instrument applicable to the Seller or any of its properties or assets; except, in the case of clause (d), to the extent that such conflict, violation, breach or default, individually and in the aggregate, have not materially impaired or delayed, and will not materially impair or delay, the ability of the Seller to perform its obligations under this Agreement.

3.7 Bankruptcy. The Seller is not the subject of any insolvency or liquidation proceeding or reorganization in the United States or any foreign nation or jurisdiction.

3.8 SEC Reports. To the Knowledge of the Seller, as of the date hereof, neither (a) the Company’s most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (as filed with the Commission on May 25, 2010 and as amended), nor (b) any other SEC Report filed or furnished after May 25, 2010, at the time they were filed or furnished (and if amended or superseded by a filing prior to the date hereof, then on the date of such filing and as amended or superseded), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.9 Material Adverse Effect. To the Knowledge of the Seller, as of the date hereof, there is no fact, circumstance or event that, individually or in the aggregate, materially adversely affects the assets, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that has not been disclosed in the SEC Reports, other than adverse effects relating to changes in general economic or political conditions or changes generally affecting the solar power industry.

3.10 Proceedings. There is no Proceeding pending against the Seller, or to the Knowledge of the Seller, threatened against or affecting the Seller that could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. There is no Proceeding pending or, to the Knowledge of the Seller, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

3.11 Brokers and Finders. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, the fees, expenses, costs or commissions for which could be the responsibility, in whole or in part, of the Purchaser or any of its Affiliates or the Company or any of its Affiliates; provided that, for purposes of this Section 3.11, neither the Seller nor any of its Affiliates shall be deemed to have retained or authorized UBS Securities Pte. Ltd. - Seoul Branch or ThinkEquity Partners, LLC (or their respective Affiliates) to act on their behalf in connection with the transactions contemplated by this Agreement.

3.12 Leased Real Property. Each agreement or arrangement under which the Company or any of its subsidiaries leases, subleases or licenses Leased Real Property from the Seller or any of its Affiliates (each, a “Lease”) is legal, valid, binding, enforceable according to its terms and in full force and effect. To the Knowledge of the Seller, no other Person is currently entitled to terminate any Lease before it is due to expire, and all rents and material additional payments due to date on each Lease have been paid in full. Neither the Company nor any of its subsidiaries, as the case may be, has been, and nor is currently, in material breach of or default under, any of the terms or conditions under any Lease, and, to the Knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute a material breach of or default under any Lease. No condemnation proceeding is pending or threatened, which would preclude or impair the use by the Company or any of its subsidiaries of any Leased Real Property that is the subject of a Lease for the purposes for which it is presently being used.

3.13 Solvency. There are no facts or circumstances that lead the Seller to believe that it will, and the Seller currently has no plans to: (a) wind down, liquidate or dissolve the Seller or its business or operations; provided that the Seller may sell or otherwise dispose of investments in its portfolio companies from time to time as part of its normal investing activities, (b) file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction, or (c) take any other similar action, in each case prior to the one (1) year anniversary of the Closing Date.

3.14 No Consents. Excluding any Competition Approvals and any filings pursuant to the Exchange Act and Circular 698, the Seller is not required to obtain any Consent in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby, other than such Consents as have been obtained or are reasonably expected to be obtained promptly following the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

4.1 Authorization; Binding Effect. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full right, corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.2 Purchase for Investment. The Purchaser is acquiring the Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person with respect to the Shares. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

4.3 Investment Experience; Disclosure of Information. The Purchaser (a) either alone or together with its Representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment such as an investment in the Shares and making an informed decision to so invest, and has so evaluated the risks and merits of such investment in the Shares, (b) is a sophisticated investor, (c) has adequate net worth and means of providing for its current needs and contingencies, is able to sustain a complete loss of the investment in the Shares and has no need for liquidity in such investment, and (d) understands the terms of and risks associated with the acquisition of the Shares, including, without limitation, a lack of liquidity, and risks associated with the industry in which the Company operates. The Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Purchaser further represents that it has not relied on any representation, warranty or action made or taken by or on behalf of the Seller, its Affiliates or its Representatives, other than those expressly set forth herein.

4.4 Governmental Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require any Governmental Approvals, other than any Competition Approvals and filings pursuant to the Exchange Act and Circular 698.

4.5 Directed Selling Efforts. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. Neither the Purchaser, nor any of its Affiliates, nor any Person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Shares.

4.6 No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) (a) the Organizational Documents of the Purchaser, (b) any Law or Order to which the Purchaser or any of its properties or assets is subject, or (c) any contract, agreement or other instrument applicable to the Purchaser or any of its properties or assets; except, in the case of clause (c), to the extent that such conflict, violation, breach or default, individually or in the aggregate, have not materially impaired or delayed, and will not materially impair or delay, the ability of the Purchaser to perform its obligations under this Agreement.

4.7 Purchaser Status. At the time the Purchaser was offered the Shares, as of the date hereof, and at the Closing Date, the Purchaser is not located in the United States and is not a U.S. person (within the meaning of Regulation S under the Securities Act), is not an Affiliate of the Company or a person acting on behalf of an Affiliate of the Company and is purchasing the Shares in a transaction made in accordance with Rule 903 or 904 of Regulation S. The Purchaser is not, and is not required to be registered as, a broker-dealer under Section 15 of the Exchange Act.

4.8 Proceedings. There is no Proceeding pending against the Purchaser, or to the knowledge of the Purchaser, threatened against or affecting the Purchaser that could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. There is no Proceeding pending or, to the knowledge of the Purchaser, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

4.9 Brokers and Finders. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement, the fees, expenses, costs or commissions for which could be the responsibility, in whole or in part, of the Seller or any of its Affiliates.

4.10 Sufficient Funds. The Purchaser has possession of, or unconditional access to, the funds necessary to purchase the Ordinary Shares under this Agreement, the Company Purchase Agreement and the Good Energies Purchase Agreement, and the ordinary shares of YongWang Silicon under the YongWang Silicon Purchase Agreement.

4.11 SEC Reports. The Purchaser has had access to the SEC Reports and has had an opportunity to review the SEC Reports. The Purchaser and its Representatives have been afforded the opportunity to ask questions of and receive answers from the Company regarding the Company, the SEC Reports and the transactions contemplated by this Agreement and the Company Purchase Agreement; provided that the representations and warranties of the Purchaser contained in this Section 4.11 shall in no way limit the Seller’s representations and warranties under Article III.

4.12 No Consents. Excluding any Competition Approvals and filings pursuant to the Exchange Act and Circular 698, the Purchaser is not required to obtain any Consent in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby, other than such Consents as have been obtained or are reasonably expected to be obtained promptly following the date of this Agreement.

ARTICLE V

COVENANTS

5.1 Covenants of the Seller.

(a) Public Announcements. The Seller shall not, and shall not permit any of its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser, except as required by Law applicable to the Seller and its Affiliates or except as required by rules and regulations of the Commission or any relevant stock exchange or quotation system (after giving effect to the execution of this Agreement and the transactions contemplated hereby), in which case the Seller shall use its commercially reasonable efforts to provide the Purchaser with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to announcement.

(b) Further Actions.

(i) The Seller shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

(ii) The Seller shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Seller pursuant to applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby, including filings pursuant to the Competition Approvals, the Exchange Act and Circular 698.

(iii) The Seller shall, as promptly as practicable, use its commercially reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and Competition Approvals) necessary to be obtained in order to consummate the transactions contemplated by this Agreement.

(iv) The Seller shall, and shall cause its Affiliates to, coordinate and cooperate with the Purchaser in exchanging such information and supplying such assistance as may be reasonably requested by the Purchaser in connection with the filings and other actions of the Purchaser contemplated by Section 5.2(b).

(v) At all times prior to the Closing, the Seller shall not, and shall cause its Affiliates not to, purchase, redeem or otherwise acquire, beneficially or otherwise, any share capital or equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such share capital or equity security issued.

(vi) At all times prior to the Closing, the Seller shall notify the Purchaser in writing of any condition or occurrence that would be reasonably likely to result in the failure of any of the conditions contained in Sections 6.1 and 6.2 to be satisfied, promptly upon becoming aware of the same.

(c) Acknowledgement and Waiver. The Seller (i) expressly acknowledges and agrees that it is aware that the Purchaser may have, and may have had, access to material, non-public information regarding the Company, and (ii) waives the right to make any factual assertion of detrimental reliance on any non-disclosure of material, non-public information that the Purchaser may possess or may have previously possessed. To the fullest extent permitted by law, the Seller hereby releases and waives any and all claims against the Purchaser and its Affiliates and their respective directors, officers, employees, agents, controlling persons and advisors based upon or relating to their possession or non-disclosure of such material, non-public information; provided that such release shall in no way limit the Purchaser’s representations and warranties under Article IV.

(d) No Winding Down, Reorganization or Liquidation. The Seller shall not, prior to the one (1) year anniversary of the Closing Date, (i) wind down, liquidate or dissolve the Seller or its business or operations; provided that the Seller may sell or otherwise dispose of investments in its portfolio companies from time to time as part of its normal investing activities; (ii) file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction; or (iii) take any other similar action.

(e) Minimum Cash Balance. The Seller shall, at all times prior to the one (1) year anniversary of the Closing Date, (i) maintain a minimum of $5,000,000 in cash in a bank account to be designated by the Seller to the Purchaser in writing prior to the Closing and (ii) provide to the Purchaser copies of monthly bank statements for such account certified by the Seller as true copies of such statements, showing an amount not less than such minimum amount, within five (5) Business Days after the Seller’s receipt of such statements from the relevant bank.

5.2 Covenants of the Purchaser.

(a) Public Announcements. The Purchaser shall not, and shall not permit any of its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of the Seller, except as required by Law applicable to the Purchaser and its Affiliates or except as required by rules and regulations of the Commission or any relevant stock exchange or quotation system (after giving effect to the execution of this Agreement, the Company Purchase Agreement, the Good Energies Purchase Agreement and the YongWang Silicon Purchase Agreement and the transactions contemplated hereby and thereby), in which case the Purchaser shall use its commercially reasonable efforts to provide the Seller with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to announcement.

(b) Further Actions.

(i) The Purchaser shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable.

(ii) The Purchaser shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Purchaser pursuant to applicable Law in connection with this Agreement and the consummation of the transactions contemplated hereby, including filings pursuant to the Competition Approvals, the Exchange Act and Circular 698.

(iii) The Purchaser shall, as promptly as practicable, use its commercially reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and Competition Approvals) necessary to be obtained in order to consummate the transactions contemplated by this Agreement.

(iv) The Purchaser shall, and shall cause its Affiliates to, coordinate and cooperate with the Seller in exchanging such information and supplying such assistance as may be reasonably requested by the Seller in connection with the filings and other actions contemplated by Section 5.1(b). The Purchaser shall promptly inform the Seller of any communication, and any proposed understanding, undertaking or agreement, with any Governmental or Regulatory Authority regarding any filings or other actions contemplated by this Section 5.2(b).

(v) At all times prior to the Closing, the Purchaser shall notify the Seller in writing of any condition or occurrence that would be reasonably likely to result in the failure of any of the conditions contained in Sections 6.1 and 6.3 to be satisfied, promptly upon becoming aware of the same.

(vi) The Purchaser shall not (A) amend Article V or Section 6.1 of the Company Purchase Agreement or Article VI or Section 7.1 of the Good Energies Purchase Agreement without the prior written consent of the Seller or (B) amend any other section of the Company Purchase Agreement or the Good Energies Purchase Agreement or take any other action with respect to the Company Purchase Agreement or the Good Energies Purchase Agreement that would (or would be reasonably expected to) delay or impede the consummation of the transactions contemplated by this Agreement without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

(c) Acknowledgement and Waiver. The Purchaser (i) expressly acknowledges and agrees that it is aware that the Seller may have, and may have had, access to material, non-public information regarding the Company, and (ii) waives the right to make any factual assertion of detrimental reliance on any non-disclosure of material, non-public information that the Seller may possess or may have previously possessed. To the fullest extent permitted by law, the Purchaser hereby releases and waives any and all claims against the Seller and its Affiliates and their respective directors, officers, employees, agents, controlling persons and advisors based upon or relating to their possession or non-disclosure of such material, non-public information; provided that such release shall in no way limit the Seller’s representations and warranties under Article III.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Each Party. The obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions. The consummation of the transactions contemplated hereby shall not have been enjoined or prohibited by applicable Law, and no Proceeding by or before any Governmental or Regulatory Authority challenging such transactions shall have been initiated or threatened in writing.

(b) Competition Approvals. All Competition Approvals required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall remain in full force and effect.

6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Purchaser) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Seller contained (i) in the first two sentences of Section 3.1, the first, second and fourth sentence of Section 3.2, clause (a) of Section 3.6 and Section 3.7 in this Agreement shall be true and correct in all respects as of the Closing Date, and (ii) the third sentence of Section 3.1, the third sentence of Section 3.2, clauses (b), (c) and (d) of Section 3.6 and in the remaining sections of Article III shall be true and correct in all material respects as of the Closing Date, in each case with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b) Covenants. The Seller shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Certificate. The Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by its duly authorized officer, certifying to the effect that (i) the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied, and (ii) to the Knowledge of the Seller, no Current Report on Form 6-K of the Company filed or furnished after the date of this Agreement that contains material financial information of the Company and its subsidiaries (taken as a whole), at the time it was filed or furnished (and if amended or superseded by a filing prior to the Closing Date, then on the date of such filing and as amended or superseded), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Share Certificate and Transfer Instrument. The Seller shall have delivered to the Purchaser the executed Transfer Instrument and the share certificate(s) relating to the Shares prior to or on the Closing Date.

(e) Other Purchase Agreements. The Purchaser shall have entered into the Company Purchase Agreement with the Company, and the conditions to closing the transactions contemplated thereby as set forth therein shall have been (i) satisfied, or (ii) waived by the party thereto with the authority thereunder to waive such conditions. The Purchaser shall have entered into the Good Energies Purchase Agreement with Good Energies, and the conditions to closing the transactions contemplated thereby as set forth therein shall have been (i) satisfied, or (ii) waived by the party thereto with the authority thereunder to waive such conditions. The Purchaser shall have entered into the YongWang Silicon Purchase Agreement with Huaerli, and the conditions to closing the transactions contemplated thereby as set forth therein shall have been (i) satisfied, or (ii) waived by the party thereto with the authority thereunder to waive such conditions.

(f) Resignations. The Seller shall have delivered to the Purchaser an executed resignation letter from Yonghua Lu evidencing his resignation as: (i) Chairman of the Board of Directors of the Company, (ii) Legal Representative of Jiangsu Linyang Solarfun Co., Ltd., and (iii) Legal Representative of Shanghai Linyang Solar Technology Co., Ltd.

(g) Letter regarding Minimum Cash Balance. The Seller shall have received an executed letter from Mr. Yonghua Lu, in the form attached hereto as EXHIBIT B.

6.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained (i) in Sections 4.1, 4.6 and 4.10 of this Agreement shall be true and correct in all respects as of the Closing Date, and (ii) in the remaining sections of Article IV shall be true and correct in all material respects as of the Closing Date, in each case with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b) Covenants. The Purchaser shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Certificate. The Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by its duly authorized officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the Seller or the Purchaser by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. (Hong Kong time) on September 30, 2010 (the “Outside Date”), provided, however, that (i) the Outside Date may be extended by the mutual written consent of the Seller and the Purchaser, and (ii) the right to terminate this Agreement under this Section 7.1(a) shall not be available to a party if the failure of the transactions contemplated hereby to have been consummated before the Outside Date was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(b) by the Seller or the Purchaser by written notice to the other party if any Governmental or Regulatory Authority shall have issued an Order (which Order the parties shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order shall have been outstanding for thirty (30) days or more;

(c) by the Seller or the Purchaser by written notice to the other party if any event, fact or condition shall occur or exist that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing; or

(d) by written agreement of the Seller and the Purchaser.

Notwithstanding anything in this Agreement to the contrary, in the event that the Company Purchase Agreement, the Good Energies Purchase Agreement or the YongWang Silicon Purchase Agreement terminates prior to the closing of the respective transactions contemplated under such agreement, this Agreement shall terminate automatically upon such termination.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party, or any of its Affiliates, except as specified in Article VIII and Sections 5.1(a) and 5.2(a) and except for any liability resulting from such party’s breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Remedies. In the event of a breach by the Purchaser or by the Seller of any of their obligations under this Agreement, the Purchaser or the Seller, as the case may be, in addition to being entitled to exercise all rights granted by Law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights, injunctive relief and other equitable remedies under this Agreement. The Purchaser and the Seller agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by the other party of any of the provisions of this Agreement and hereby further agree, in the event of any action for specific performance, injunctive relief or other equitable remedies in respect of such breach, to waive and not assert the defense that a remedy at law would be adequate. Following the Closing, an action for monetary damages shall be the sole and exclusive remedy for any party, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby.

8.2 Entire Agreement. This Agreement, together with the exhibits and schedules thereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

8.3 Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or waived unless the same shall be in writing and signed by each of the parties hereto.

8.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 8.4 prior to 5:30 p.m. (Hong Kong time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 8.4 on a day that is not a Business Day or later than 5:30 p.m. (Hong Kong time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by United States nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

(a)	If to the Purchaser:

Hanwha Chemical Corporation
Hanwha Building, 1, Janggyo-dong, Jung-gu
Seoul 100-797, Korea
Attention: Mr. Eun Sik Kim, Deputy Senior Manager
Facsimile no.: 82 2 729 1205
E-mail address: eunsik.kim1218@hanwha.co.kr

with a mandatory copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker
22nd Floor, Bank of China Tower
1 Garden Road
Hong Kong
Attention: Daniel Sae Chin Kim, Esq.
Facsimile no.: 852-3192-9689
E-mail address: danielkim@paulhastings.com

(b)	If to the Seller:

Yonghua Solar Power Investment Holding Ltd.
Room 2206, Citic Square
No. 1168 West Nanjing Road
Shanghai, China 200041
Attention: Xiaochuan Fan
Facsimile no.: 86-21-52925118
E-mail address: xiaochuan.fan@gmail.com

with a mandatory copy to (which copy shall not constitute notice):

DLA Piper Hong Kong
17th Floor, Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Gene Buttrill
Facsimile no.: +852-2810-1345
E-mail address: gene.buttrill@dlapiper.com

The addresses, facsimile numbers and e-mail addresses specified in this Section 8.4 may be changed by a party by delivering notice to the Purchaser, in the case of a change by the Seller, and to the Seller, in the case of a change by the Purchaser, in each case in accordance with the terms hereof, which change will be effective on the later of the date set forth in such notice or ten (10) days after such notice is deemed given hereunder.

8.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Purchaser and the Seller. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Purchaser nor the Seller may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party; provided that the Purchaser may assign this Agreement to any Permitted Transferee without the prior consent of the Seller; provided, however, that if any such assignment by Purchaser shall occur, Purchaser shall remain liable for all obligations of Purchaser under this Agreement and such Affiliate shall deliver to the Seller an executed instrument in writing containing representations and warranties substantially similar to the representations and warranties contained in Article IV and pursuant to which such Affiliate agrees to be bound by all agreements and covenants of the Purchaser under this Agreement.

8.6 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that each party need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

8.7 Governing Law; Dispute Resolution.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the relationship of the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(b) Each party agrees that any dispute, claim or controversy arising out of, relating to or in connection with this Agreement, including the existence, breach, termination, invalidity, interpretation, enforcement and defense of this Agreement and the transactions contemplated hereby (whether brought against a party or its Representatives) (each, a “Dispute”), shall be referred to and finally determined in accordance with, and subject to, the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “ICC Rules”). To the extent of concurrent Disputes, the parties agree to consolidate any and all such Disputes into a single proceeding pursuant to the procedures set forth in this Section 8.7.

(c) Each party hereby agrees (i) to comply strictly with the time limits specified in the ICC Rules for the taking of any step or the performance of any act in or in connection with any arbitration contemplated by this Section 8.7, and (ii) to comply with and carry out, in full and without delay, any procedural orders (including any interim measures of protection ordered) or any award (interim or final) made by the arbitrators contemplated by this Section 8.7.

(d) There shall be three (3) arbitrators, of whom the Purchaser shall nominate one (1) arbitrator and the Seller shall nominate one (1) arbitrator, in accordance with the ICC Rules. The two (2) named arbitrators shall nominate the third arbitrator within thirty (30) days of the nomination of the second arbitrator. If any arbitrator is not named within the time limits specified in the ICC Rules, such appointment shall be made by the International Court of Arbitration of the ICC upon the written request of any party within thirty (30) days of such request. Each arbitrator on the arbitral tribunal shall be disinterested in the Dispute and shall have no connection to any party.

(e) The place of arbitration shall be Hong Kong, or such other location as the parties may agree in writing. The arbitral proceeding shall be conducted in the English language. The arbitral award shall be in writing and rendered in English, state the reasons for the award and be the sole, exclusive, final and binding remedy with respect to the Dispute between the parties thereto. Any arbitration proceedings, decisions or awards rendered hereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958, as amended.

(f) Judgment upon the award rendered may be entered in any court having jurisdiction thereof, and for purposes of enforcing any arbitral award made hereunder, each party irrevocably submits to the jurisdiction of any court sitting where any of such party’s material assets may be found. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. The parties hereby waive any right to refer any question of law and right of appeal on the law and/or merits to any court. Each party hereby irrevocably waives personal service of process and consents to process being served in connection with any arbitration, interlocutory order, injunction, arbitral award, judgment (interlocutory or final) or any other legal process hereunder by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(g) Subject to any awards rendered by the arbitrators, each party to a Dispute hereunder shall bear its own legal fees and costs incurred in connection therewith.

8.8 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or the arbitrators contemplated by Section 8.7(d) to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

8.10 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars. All amounts owing under this Agreement are in United States Dollars. All amounts denominated in other currencies shall be converted into the United States Dollar equivalent amount in accordance with the applicable exchange rate in effect on the date of calculation.

8.11 Fees and Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided that if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Any and all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees, charges or taxes. Upon the written request of the Seller, the Purchaser shall execute and deliver all instruments and certificates necessary to enable the Seller to comply with the foregoing.

8.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by the other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

8.13 Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder as of the Closing, unless the context requires otherwise, and shall include all amendments of the same and any successor or replacement statutes and regulations. All references to agreements shall mean such agreement as may be amended or otherwise modified as of the Closing Date. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.14 Time of the Essence. Time is of the essence in connection with the performance of the parties’ respective obligations under this Agreement.

8.15 Further Assurances. At or after the Closing, and without further consideration, the parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby, to evidence the fulfillment of the agreements herein contained and to give practical effect to the intention of the parties under this Agreement.

8.16 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

8.17 Survival. The representations and warranties set forth in Article III and Article IV and in any certificate delivered pursuant to this Agreement shall survive for a period of one (1) year following the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:

HANWHA CHEMICAL CORPORATION

By:	/s/ Ki Joon Hong
Name:	Ki Joon Hong
Title:	President & CEO

SELLER: YONGHUA SOLAR POWER INVESTMENT
HOLDING LTD.

By:	/s/ Yonghua Lu
Name:	Yonghua Lu
Title:	Signatory

[Signature Page to Share Purchase Agreement (Yonghua Solar)]

Exhibit A

SOLARFUN POWER HOLDINGS CO. LTD.

TRANSFER OF SHARES

We, Yonghua Solar Power Investment Holding Ltd., a British Virgin Islands company (the “Transferor”), of [—], the British Virgin Islands, in consideration of the sum of US$89,632,620 paid to us by Hanwha Chemical Corporation, a Korean company (the “Transferee”), of Hanwha Building, 1, Janggyo-dong, Jung-gu, Seoul 100-797, Korea, do hereby transfer to the Transferee 38,634,750 Ordinary Shares, par value $0.0001 per share, of Solarfun Power Holdings Co. Ltd., an exempted company incorporated in the Cayman Islands (the “Company”), evidenced by share certificates numbered [—], to hold the same unto the Transferee subject to the several conditions that have been disclosed to the Transferee prior to the date hereof on which we hold the same; and we the Transferee do hereby agree to take the said shares subject to the conditions aforesaid.

As witness our hands the      day of          2010.

Transferor:	Transferee:

YONGHUA SOLAR POWER INVESTMENT HOLDING LTD.	HANWHA CHEMICAL CORPORATION

By:	By:
Name:	Name:
Title:	Title:

Exhibit B

Hanwha Chemical Corporation

Hanwha Building, 1, Janggyo-dong, Jung-gu,

Seoul 100-797, Republic of Korea

Attention: Mr. Eun Sik Kim, Deputy Senior Manager

[Closing Date]

Re:        Minimum Cash Balance in Seller’s Bank Account

Dear Sirs and Madams,

Reference is hereby made to the Share Purchase Agreement dated as of August 3 2010 (the “SPA”), by and between Hanwha Chemical Corporation and Yonghua Solar Power Investment Holding Ltd. (the “Seller”).

The undersigned, as the sole shareholder of the Seller, hereby agrees that he shall cause the Seller to maintain a minimum of US$5,000,000 in cash in the Seller’s Bank Account at all times for a period of one year from the Closing Date (as defined in the SPA).

The “Seller’s Bank Account” shall mean [bank account details].

Yours truly,

Yonghua Lu

Acknowledged and agreed by:

Hanwha Chemical Corporation

Name:
Title: